EXHIBIT 10.7
WELSH PROPERTY TRUST, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into                                         , by and between Welsh Property Trust, Inc., a corporation duly organized and existing under the laws of the State of Maryland, with a place of business at 4530 Baker Road, Suite 400, Minnetonka, Minnesota (hereinafter referred to as the “Company”), and Jean V. Kane, a resident of                                          (hereinafter referred to as “Executive”).
RECITALS
     WHEREAS, the Company currently employs Executive as its President and Chief Operating Officer;
     WHEREAS, the Company is preparing for an initial public offering of shares of the Company’s common stock registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “IPO”); and
     WHEREAS, the Company desires to employ Executive, and Executive wishes to be employed, as President and Chief Operating Officer of the Company following the IPO, on the terms and conditions set forth in this Agreement.
ARTICLE 1
EMPLOYMENT
     1.01 The Company desires to employ Executive as its President and Chief Operating Officer and Executive hereby accepts and agrees to such employment on the terms and conditions of this Agreement.
     1.02 Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by a President and Chief Operating Officer of similar businesses, and shall also render such additional services and duties as may be reasonably requested of Executive from time to time by the Company and Company’s Board of Directors (the “Board”) consistent with such position.
     1.03 Executive shall report to the Chief Executive Officer and shall generally be subject to lawful direction, orders and advice of the Board consistent with Executive’s position.

ARTICLE 2
BEST EFFORTS OF EXECUTIVE
     2.01 Executive agrees that Executive will devote substantially full-time attention to the affairs of the Company and that Executive will at all times faithfully, industriously, and to the best of Executive’s ability, experience, and talents, perform all of the lawful duties that may be required of and from Executive pursuant to the terms of this Agreement. Consistent with the foregoing, Executive may engage in outside activities pursuant to Sections 9.02 and 9.07 of this Agreement.
ARTICLE 3
TERM OF EMPLOYMENT
     3.01 Executive’s employment pursuant to this Agreement shall be for a term commencing upon completion and closing of the Company’s initial public offering (“IPO”) (the “Effective Date”) and ending at 11:59 p.m. on December 31, 2012 (the “Initial Term”). If the Company and Executive desire to continue Executive’s employment beyond the Initial Term, such employment shall continue on an at-will basis, with either Executive or the Company having the right to terminate Executive’s employment with or without cause on not less than sixty (60) days’ prior notice (subject to the termination payment provisions of Articles 6 and 7 below, as applicable). If Executive’s employment continues beyond the Initial Term on an at-will basis, the terms and conditions of this Agreement, including any amendments entered into from time to time with the consent of the Company and Executive pursuant to Section 10.04, shall continue to apply (except that Section 4.02 shall be inapplicable and any incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee (the “Committee”). During any such at-will continuation period, Executive’s compensation shall be at least Executive’s monthly base compensation rate applicable on the last day of the Initial Term, for each month worked and prorated for any partial month during which employment continues. The period of Executive’s employment hereunder, whether during or following the Initial Term, shall be referred to as the “Term.”
ARTICLE 4
COMPENSATION AND BENEFITS
     4.01 From the Effective Date and for the duration of calendar year 2010, Executive shall be paid a monthly base salary of $25,000.00, payable in accordance with the Company’s current established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive. Executive’s salary shall be reviewed for each year by the Compensation Committee of the Board (the “Committee”) and may be increased (but not decreased) at the discretion of the Committee. In the event Executive’s employment shall terminate for any reason, Executive’s final monthly base salary payment shall be made on a pro-rated basis for such month.

     4.02 Executive shall be entitled to:
(a)	Cash incentive bonus payments in accordance with the Company’s Annual Incentive Compensation Plan (the “Incentive Compensation Plan”), based on achievement of specified performance objectives established by the Committee in consultation with the Executive.

(b)	An award of restricted stock units, under the terms of the Company’s Long-Term Equity Incentive Plan as approved by the Company’s shareholders (the “LTIP”), with vesting based on achievement of specified performance goals established by the Committee in consultation with the Executive.
     4.03 The Company shall provide Executive with health, disability, dental, and life coverage on the same terms and conditions as provided to the Company’s other key executives. Executive shall be entitled to participate in, and receive benefits under, any employee benefit plan, fringe benefit, or arrangement generally made available by the Company to key executives subject to and on a basis consistent with the terms, conditions, and overall administration of such plans, benefits, and arrangements. Nothing paid or provided to Executive under such plan, benefit, or arrangement shall be deemed to be in lieu of the salary payable to Executive under Section 4.01. The Company is not obligated to provide or continue any benefits to its employees and may, without any prior notice, discontinue any benefit now provided or as may be provided in the future, within the sole discretion of the Committee.
     4.04 The Executive shall be entitled to receive reimbursement promptly for all reasonable business expenses incurred by the Executive’s duties hereunder during Executive’s employment in accordance with the Company’s expense reimbursement policies as in effect from time to time, including but not limited to (i) dues, fees, and reasonable expenses relating to Executive’s participation in trade or other professional groups, and (ii) reasonable attorneys’ fees related to the negotiation and preparation of this Agreement and related documents, not to exceed a maximum amount of $40,000.
     4.05 The Committee may terminate Executive’s right to the unpaid or unvested incentive compensation under Section 4.02, and may require reimbursement to the Company by Executive of any incentive compensation previously paid or vested within the prior 12-month period pursuant to the Incentive Compensation Plan or the LTIP, in the event: (a) of a willful or reckless and material breach by Executive of Executive’s obligations under Sections 8 or 9 of this Agreement, (b) of the Executive’s misconduct as described in Section 11(a) of the LTIP, or (c) the Executive would, in the reasonable judgment of the Company’s legal counsel, be obligated to disgorge to or reimburse the Company for, such compensation paid or payable to Executive by reason of the application of Section 304 of the Sarbanes-Oxley Act of 2002. In the event Executive fails to make prompt reimbursement of any such incentive compensation previously paid, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.

ARTICLE 5
VACATION AND LEAVE OF ABSENCE
     5.01 Executive shall be entitled to five (5) weeks of paid vacation per year or such greater amount as made available by the Company to its other key executives, in addition to the Company’s normal holidays. Vacation time will be scheduled taking into account the Executive’s duties and obligations at the Company. Sick leave and all other leaves of absence will be in accordance with the Company’s stated personnel policies.
ARTICLE 6
TERMINATION
     6.01 The Board may, subject to applicable law, terminate Executive’s employment by giving Executive two (2) months written notice if Executive, due to sickness or injury, is prevented from carrying out Executive’s essential job functions with reasonable accommodations for a period of six (6) months or longer whether or not consecutive within a twelve (12) month period. In the event of such termination, Executive shall be entitled to only that base salary and incentive compensation earned but unpaid through the date of termination; provided, however, that for any partial year of employment Executive shall be entitled to prorated incentive compensation pursuant to the Incentive Compensation Plan. Additionally, any unvested LTIP awards then held by the Executive will immediately vest.
     6.02 Executive’s employment will be deemed terminated upon the death of the Executive. In the event of such termination, Executive’s estate or, to the extent required by applicable law, Executive’s surviving spouse, if any, shall receive all base salary and incentive compensation earned but unpaid through the date of termination; provided, however, that for any partial year of employment Executive shall be entitled to prorated incentive compensation pursuant to the Incentive Compensation Plan. Additionally, any unvested LTIP awards then held by the Executive will immediately vest.
     6.03 Any other provision of this Agreement notwithstanding, the Board, with the recusal of Executive if Executive is then a member of the Board, and after providing Executive an opportunity to provide responsive information to the Board, may terminate Executive’s employment upon written notice to Executive if the termination is based on any of the following events that constitute Cause:
(a)	Any conviction or nolo contendere plea by Executive to any felony or a gross misdemeanor involving the property or personnel of the Company, or any willful or reckless public conduct by Executive that has a material detrimental effect on the Company; or

(b)	Any fraud, embezzlement, or willful material misappropriation by Executive or intentional material damage to the property or business of the Company by Executive; or

(c)	Executive’s willful or reckless or grossly negligent and material (i) failure to perform Executive’s material duties and responsibilities in accordance with the provisions of this Agreement, (ii) breach of any terms of this Agreement, (iii) violation of specific written lawful directions of the Board or (iv) misconduct in violation of any material Company policy or applicable civil law involving the property or personnel of the Company; provided, however, that with respect to any breach, failure to perform or misconduct reasonably deemed curable by the Board, that Executive shall first have been given specific written notice of Executive’s breach, failure or misconduct and a thirty (30) day period within which to remedy the violation.
In the event of such termination, and notwithstanding any contrary provision otherwise stated, Executive shall receive only Executive’s base salary and incentive compensation earned but unpaid through the date of termination. For any partial year of employment, Executive shall not be entitled to any prorated incentive compensation pursuant to the Incentive Compensation Plan. Additionally, any unvested LTIP awards then held by the Executive will immediately be forfeited.
     6.04 The Board may terminate the Executive’s employment without Cause at any time and for any lawful reason upon sixty (60) days advance written notice to the Executive. In the event of such termination, Executive shall receive all base salary and incentive compensation for prior plan years earned but unpaid through the date of termination and shall be eligible for severance benefits pursuant to the terms of Article 7 of this Agreement. For any partial year of employment, Executive shall not be entitled to any prorated incentive compensation pursuant to the Incentive Compensation Plan. Additionally, any unvested LTIP awards then held by the Executive (i) that were issued in connection with the IPO will immediately be vested upon such termination, unless otherwise provided in the applicable award agreement or (ii) that were issued subsequent to and not in connection with the IPO will immediately be vested upon such termination, unless otherwise provided in the applicable award agreement or as would otherwise cause such award to fail to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.
     6.05 The Executive may terminate Executive’s employment for Good Reason as defined in and pursuant to the terms of Section 7.03 of this Agreement. In the event of such termination, Executive shall receive all base salary and incentive compensation for prior plan years earned but unpaid through the date of termination and shall be eligible for severance benefits pursuant to the terms of Article 7 of this Agreement. For any partial year of employment, Executive shall not be entitled to any prorated incentive compensation pursuant to the Incentive Compensation Plan. Additionally, any unvested LTIP awards then held by the Executive (i) that were issued in connection with the IPO will immediately be vested upon such termination, unless otherwise provided in the applicable award agreement or (ii) that were issued subsequent to and not in connection with the IPO will immediately be vested upon such termination, unless otherwise provided in the applicable award agreement or as would otherwise cause such award to fail to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.
     6.06 The Executive may voluntarily terminate Executive’s employment without Good Reason as defined in Section 7.03 of this Agreement upon sixty (60) days advance written notice to the Board. In the event of such termination, and notwithstanding any contrary provision otherwise stated, Executive shall receive only Executive’s base salary and incentive compensation earned but unpaid through the date of termination. For any partial year of employment, Executive shall not be entitled to any prorated incentive compensation pursuant to the Incentive Compensation Plan. Additionally, any unvested equity awards then held by the Executive under the LTIP will immediately be forfeited upon such termination.
ARTICLE 7
SEVERANCE; CHANGE IN CONTROL
     7.01 If (a) the Executive’s employment is involuntarily terminated by the Company without Cause, is terminated by the Executive for Good Reason, or Executive’s employment terminates at the conclusion of the Initial Term due to non-renewal by the Company; or (b) there has been a Change of Control and (i) Executive is an active and full-time employee at the time of the Change of Control, and (ii) within twenty-four (24) months following the date of the Change of Control, Executive’s employment is involuntarily terminated by the Company without Cause, is terminated by the Executive for Good Reason, or Executive’s employment terminates at the conclusion of the Initial Term due to non-renewal by the Company, and in all cases the Executive signs a customary mutual release provided by the Company (the “Release”), then the Executive shall be eligible for severance benefits as described in this Article 7. The Release shall not release or in any way affect any obligations the Company may have (i) to indemnify Executive as an employee, officer or director of the Company, including but not limited to under any directors’ and officers’ liability policy maintained by or for the benefit of the Company and its officers and directors, (ii) with respect to post-termination rights held by Executive as a holder of the Company’s capital stock or options to purchase such capital stock, including but not limited to under the LTIP and any award under such plan, (iii) with respect to payment of the Severance Payment or other post-termination rights or benefits of Executive under the terms of this Agreement or (iv) with respect to any benefit or payment of amounts due to Executive after Executive’s termination of employment under the terms of any of the Company’s employee benefit plans that Executive was participating in immediately prior to Executive’s termination of employment.
     The Company, its successors or assigns, will pay Executive an amount (the “Severance Payment”) equal to:
A.	two (2) years of the Executive’s base salary at the highest rate in effect during the six (6) month period prior to the date of termination; plus

B.	a cash incentive bonus payment calculated as follows:
     (1) the average of the two previous annual cash incentive bonuses received by the Executive pursuant to the Incentive Compensation Plan multiplied by two (2); or
     (2) in the event the Executive has not received two annual cash incentive bonuses pursuant to the Incentive Compensation Plan at the time of such termination, the cash incentive bonus payment shall be equal to the annual cash incentive bonus the Executive would have received under the Incentive Compensation Plan if the Executive would have remained employed through the period required to be entitled to receive the annual cash incentive bonus and had satisfied all target performance objectives, multiplied by two (2).
     In addition to the Severance Payment described above, unless otherwise provided in the applicable award agreement, any unvested LTIP awards that were issued in connection with the IPO then held by Executive will become immediately vested in the event the Executive is terminated by the Company without Cause or is terminated by the Executive for Good Reason. Any unvested LTIP awards that were issued subsequent to and not in connection with the IPO then held by Executive will become immediately vested in the event the Executive is terminated by the Company without Cause or is terminated by the Executive for Good Reason, unless otherwise provided in the applicable award agreement or as would otherwise cause such award to fail to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.
     Nothing in this Section 7.01 shall limit the authority of the Board to terminate Executive’s employment in accordance with Section 6.03. Payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in one lump sum on the sixtieth day following the Executive’s termination or resignation, provided that all statutory rescission periods contained in the Release have expired without revocation, and subject to Section 7.06. In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries. Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 7.01.
     7.02 If the Company is obligated to pay the Severance Payment provided in Section 7.01, the Executive shall receive the following additional benefits:
(a)	If Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company shall pay, on Executive’s behalf, the monthly premiums for such coverage for the lesser of eighteen (18) months or such time as Executive’s COBRA/continuation rights expire; and

(b)	Outplacement services selected by the Executive for the period ending on the earlier of the Executive’s reemployment or the one (1) year anniversary of the Executive’s termination date, with a maximum cost of $15,000.
     7.03 For the purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent:
(a)	a material diminution in the Executive’s total compensation (meaning salary, annual bonus opportunity, and long-term incentive compensation opportunity) other than pursuant to a reduction of total compensation for all salaried employees of the Company and its affiliates, applied on a pro rata basis to all salaried employees including Executive;

(b)	a material diminution in the Executive’s salary, other than pursuant to a reduction in the salary for all salaried employees of the Company and its affiliates, applied on a pro rata basis to all salaried employees including Executive;

(c)	a material diminution in the Executive’s authority, duties, titles, or responsibilities (including budget responsibilities), or any assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s status, offices, or titles;

(d)	any change of the Executive’s principal place of employment to a location more than fifty (50) miles from the Company’s current headquarters in Minnetonka, Minnesota;

(e)	a material diminution in the authority, duties or responsibilities of the person to whom the Executive is required to report; or

(f)	a failure of the Company to use its best efforts to cause Executive to be nominated for re-election as a member of the Board each year during the Initial Term, other than if Cause exists for termination of Executive’s employment or cause exists for removal of Executive from the Board.
If Executive intends to terminate Executive’s employment for Good Reason: (i) Executive must give the Company written notice of the facts or events giving rise to Good Reason at least sixty (60) days prior to such termination, and such notice must be given within ninety (90) days following Executive’s knowledge of the facts or event alleged to give rise to Good Reason; and (ii) such grounds for Good Reason must continue and not be remedied for a period of thirty (30) days or more following the Company’s receipt of such notice. The failure by Executive to give such notice of Good Reason shall be deemed a waiver of the right to terminate Executive’s employment for Good Reason based on such fact or event, but shall not affect Executive’s right to terminate Executive’s employment for Good Reason based on any other fact or event.

     7.04 For the purposes of this Agreement, “Change in Control” shall mean any one of the following:
(a)	an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of either:
(1)	the then outstanding Company stock; or

(2)	the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change in Control:
(i)	any acquisition directly from the Company;

(ii)	any acquisition by the Company or its subsidiary;

(iii)	any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or a Subsidiary; or

(iv)	any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Company stock or combined voting power of Company stock and other voting securities of the Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Company stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(v)	if any individual, entity or group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same individual, entity or group shall not be considered a Change in Control; or
(b)	individuals who, during any twelve (12) month period, who constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board. Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

(c)	approval by the shareholders of the Company of a reorganization, merger, consolidation, sale or statutory exchange of Company stock which changes the beneficial ownership of Company stock and other voting securities so that after the corporate change the immediately previous owners of 50% or more of Company stock and other voting securities do not own at least 50% of the Company’s stock and other voting securities either legally or beneficially; or

(d)	the sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(e)	any individual, entity or group acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such individual, entity or group, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting more than 50% of the total combined voting power of all classes of stock issued by the Company; or

(f)	a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation.
     7.05 In the event of a Change in Control, and regardless of whether Executive is entitled to the Severance Payment provided in Section 7.01, any unvested LTIP awards then held by Executive will become immediately vested.
     7.06 Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that the payments under this Agreement shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Article 7 are intended to satisfy the short-term deferral rule within the meaning of Section 409A. The parties agree that this Agreement shall be interpreted to the maximum extent possible to be exempt from or satisfy the requirements described above. The Executive will be considered to have terminated employment if Executive has a separation from service within the meaning of Code Section 409A.
     7.07 If any payment or benefit received or to be received by Executive in connection with a “change of control” (as defined in Section 280G of the Code) of the Company, whether such payment is made or such benefit is provided pursuant to the terms of this Agreement or under any other plan, agreement or arrangement of the Company, a subsidiary or an affiliate (each such payment or benefit, collectively, the “Total Payments”) would either (i) result in such payment not being deductible, whether in whole or in part, by the Company, a subsidiary, an affiliate, or such other person making the payment or providing the benefit, as a result of Section 280G of the Code, and/or (ii) result in Executive being subject to the excise tax imposed under Section 4999 of the Code, then the benefits payable under this Agreement shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in equal or an increase in the Total Payments to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). In the determination of the result under the immediately preceding sentence: (a) no portion of the Total Payments which Executive has waived in writing prior to the date of the payment of benefits under this Agreement will be taken into account, (b)

no portion of the Total Payments which tax counsel, selected by the Company’s independent auditors and reasonably acceptable to the Company and Executive (“Tax Counsel”), determines not to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code will be taken into account (including, without limitation, amounts not treated as a “parachute payment” as a result of the application of Section 280G(b)(4)(A)), (c) no portion of the Total Payments which Tax Counsel determines to be reasonable compensation for services rendered within the meaning of Section 280G(b)(4)(B) of the Code will be treated as an “excess parachute payment” in the manner provided by Section 280G(b)(4)(B), and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. Any amounts reduced pursuant to this Section 7.07 shall be deemed forfeited by Executive, and Executive shall have no authority whatsoever to determine the order in which benefits under this Agreement shall be so reduced.
ARTICLE 8
NONDISCLOSURE
     8.01 Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during the Term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during Executive’s employment by the Company. Executive acknowledges that the above-described knowledge or information is the property of the Company that constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any wrongful disclosure or use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company. Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation. Upon termination of Executive’s employment for any reason, Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive’s possession, control or influence, whether prepared by Executive or others.
     8.02 The foregoing obligations of confidentiality shall not apply to (a) any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to the Company by any third party, or (b) disclosure pursuant to any applicable law or court order.
     8.03 In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
     8.04 The provisions of this Article 8 shall survive termination of this Agreement.
ARTICLE 9
NONCOMPETITION AND NON-RECRUITMENT
     9.01 The Company and Executive recognize and agree that: (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, Executives and vendors; (ii) as a consequence of using or associating Executive with the Company’s name, goodwill, and reputation, Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information. In light of these considerations, this Article 9 sets forth the terms and conditions of Executive’s obligations of non-competition and non-recruitment during the Term of and subsequent to the termination of this Agreement and/or Executive’s employment for any reason.
     9.02 During the Agreement Term, Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with Executive’s rendition of services either directly or indirectly to the Company. Executive, with prior Board approval not to be unreasonably withheld, may accept appointment to, or continue to serve, on any board of directors or trustees of any business entity, trade organization, or any charitable organization, or engage in any activities or manage Executive’s investments and affairs, so long as such activities in the aggregate do not conflict or interfere with the performance of Executive’s duties hereunder. Executive having disclosed to the Board all such outside board positions and material outside activities in which Executive is currently involved as of the date of this Agreement, the Board approves Executive’s participation in such.
     9.03 During the Agreement Term and for one (1) year following the Executive’s voluntary or involuntary termination of employment with the Company, without prior approval of the Board, Executive shall not: (i) within the Restricted Territory defined in this Section 9.03, invest in or own industrial or office real estate properties for Executive’s own account; (ii) within the Restricted Territory, become interested in any competing entity that invests in or owns industrial of office real estate properties (other than for such entity’s own occupancy and use) in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; (iii) within the Restricted Territory or in any other location in which the Company is conducting business during the Term or in the event of the termination of Executive’s employment conducted business during the one-year period immediately preceding such termination, enter the employ of, or render any consulting or any other services to, any competing entity that provides real estate services that are competitive with the services of the Company and/or any of its affiliates in such location; provided, however, Executive may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with this Article 9. A “competing entity” is any business or enterprise that competes with the Company in the ownership, acquisition, development and leasing of industrial or office facilities of the type (i) owned by the Company during the Term or in the event of the termination of Executive’s employment the one-year period immediately preceding such termination or (ii) with respect to which the Company has taken significant steps to purchase as evidenced by any action of the Board during the Term or in the event of the termination of Executive’s employment the one-year period immediately preceding such termination. Executive agrees that the Restricted Territory reasonably consists of the states of Minnesota, Michigan, Indiana, Missouri, Iowa, Ohio, Wisconsin, Illinois, North Carolina, South Carolina, and Florida, as well as any additional location in which the Company owns industrial or office real estate properties during the Term or in the event of the termination of Executive’s employment in which the Company owned industrial or office real estate properties during the one-year period immediately preceding such termination.
     9.04 At its sole option, the Company may, by express written notice to Executive, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.
     9.05 For a period of one (1) year following termination of Executive’s employment for any reason, Executive shall not (i) initiate or participate in any other employer’s recruitment or hiring of any of the Company’s employees or consultants; or (ii) solicit or attempt to solicit any then-existing customer of the Company or any potential customer of the Company with whom the Company is at the time of Executive’s termination or was during the one-year period immediately preceding such termination engaged in discussions regarding one or more specific possible transactions for purposes of providing goods or services competitive with the Company.
     9.06 Executive agrees that breach by Executive of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
     9.07 The Board acknowledges that Executive currently has real estate holdings and real estate investments that include: (i) investments that are not industrial or office facilities, or (ii) investments in industrial or office facilities that are not majority-owned or controlled by Executive. Executive has provided the Board with a complete and full list of all of Executive’s real estate holdings described in (i) and (ii) above (“Disclosure Schedule”). Executive represents that Executive neither controls, has or will have a majority ownership interest in any industrial or office facility. With respect to (i) above, the Board specifically approves of Executive’s continuing to hold, develop, or otherwise increase Executive’s investment in, or to sell the holdings and investments set forth on the Disclosure Schedule. With respect to (ii) above, nothing in this Agreement shall preclude Executive during Executive’s employment with the Company from continuing to hold, develop or to sell the holdings and investments set forth on the Disclosure Schedule. Executive agrees that Executive will provide the Board with reasonable advance notice of any proposed increases to Executive’s percentage ownership of the real estate described in (ii) above and Executive agrees not to take action to increase Executive’s percentage ownership of the real estate described in (ii) above without written approval from the Board, which approval will not be unreasonably withheld.
Pursuant to Section 9.03 above, Executive acknowledges that for the time period set forth therein, Executive will not make any new investment in any industrial or office real estate that is competitive with the Company.
     9.08 The obligations contained in this Article 9 shall survive the termination of this Agreement.
ARTICLE 10
MISCELLANEOUS
     10.01 This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.
     10.02 This Agreement is personal to Executive and Executive may not assign or transfer any part of Executive’s rights or duties hereunder, or any compensation due to Executive hereunder, to any other person or entity without the Board’s express written consent ; provided, however, that if Executive dies before Executive has received all of the payments earned and owed to Executive under this Agreement, including any Severance Payment, any such unpaid payments shall be paid to Executive’s estate or, to the extent required by applicable law, Executive’s surviving spouse, if any, on the same terms and conditions as described in this Agreement. This Agreement may be assigned by the Company and the Company shall require any successors or assigns as defined in Section 7.04 to expressly assume and agree to perform the Company’s obligations under this Agreement.
     10.03 The waiver by either party of the breach or nonperformance of any provision of this Agreement by the other party will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement.
     10.04 This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

     10.05 To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.
     10.06 In accordance with applicable law, the Company hereby agrees to indemnify Executive and hold Executive harmless to the maximum extent permitted by law for all civil damages, penalties, or fines claimed or levied against Executive in connection with any third-party claim, action, suit or proceeding that arises from Executive’s acts, errors, or omissions (other than Executive’s intentional misconduct, willful neglect of duties, or bad faith) in the performance of Executive’s duties as a director, officer or executive of the Company or any affiliate or subsidiary thereof. The Company will purchase and maintain throughout the Term indemnity insurance on behalf of Executive. While Executive is employed by the Company hereunder, the Company will not, without the prior written consent of Executive, amend its Articles of Incorporation or By-Laws to prohibit or limit the indemnification of, or advances of expenses to, its directors and officers or to impose conditions on such indemnification or advances of expenses in addition to those provided by law. This Section 10.06 shall survive the termination of Executive’s employment with the Company.
     10.07 Any dispute or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration by a single arbitrator selected by employer and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code). Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator. In the event employer and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court. The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages. In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.
(a)	In any arbitration proceeding, each party shall pay the fees and expenses of its or Executive’s own legal counsel.

(b)	The arbitrator, in his or her discretion, may award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a prevailing party.

(c)	In the event of noncompliance or violation, as the case may be, of Sections 8 or 9 of this Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate, if it and such court reasonably determines that the Company would have no adequate remedy at law for such violation or noncompliance.

     IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

WELSH PROPERTY TRUST, INC.
By

EXECUTIVE
By